Gateway International Holdings Releases Letter to Shareholders

ANAHEIM, CA   June 13, 2006   (MarketWire) - Gateway International
Holdings, Inc. (OTC: GWYI) released a letter today updating its shareholders to the recent actions of the United States Securities and Exchange Commission.

My Fellow Shareholders,

I write to inform you that the SEC has ruled against our Company in our quest to return to a fully reporting status. On May 31, 2006, the SEC entered an order imposing remedial sanctions against Gateway International.

I am sure that many of you are wondering, "What does this mean to me as a shareholder?" In order to explain the impact of the Commission's decision and to describe our objectives going forward, I will address the most important issues by a series of questions and answers.

Q: Is the SEC shutting down Gateway International?

A: No. The Company will continue to operate through its subsidiaries just as it currently does. We will continue to serve our clients and operate normally. The Commission's order only impacts the public trading of the Company's common stock.

As I discussed in our most recent quarterly letter to shareholders, from an operational standpoint Gateway International is achieving new heights.
Our sales and manufacturing divisions are performing excellent year-to-date.
For the first half of the year, October 1, 2005   March 31, 2006, our portfolio
of companies has achieved record high revenues and we anticipate continued growth for the foreseeable future.

Q: What happens to my stock?

A: The result of this order is that the registration of our common stock has been revoked and our Company has become private. You still own your stock in Gateway International; however, it is stock in a private company, as opposed to being publicly traded.

Q: Will the Company ever be public again?

A: We will take all steps available to us to cause our common stock to trade publicly again. We initially fell out of compliance because we could not obtain the information we needed to complete our annual audited financial statements or quarterly reports. We eventually were able to file our Forms 10-KSB for the fiscal years 2004 and 2005 with audited financial statements and the Form 10-QSB for the first quarter of fiscal year 2006. We have hired new auditors and new corporate counsel. We intend to install a computer accounting system which will enable us to produce accurate financial information for our Company and its subsidiaries as a group. In the last two years we have spent over $1.5 Million to accomplish this. If and when the company is able to accomplish a new registration of its common stock and again become a public company, I believe we will be able to fulfill our reporting obligations on a timely basis.

Q:  When will the Company be public again?

A: We cannot answer that at this time. We will contact the SEC's Division of Corporation Finance concerning the alternatives available to us. We will keep our shareholders advised of our progress.

Q: How will I get reports about the Company now?

A: The Company will not be filing quarterly and annual reports with the SEC unless and until it becomes public again. Until that time we will keep our shareholders informed by shareholder letters. We may from time to time make press releases and will post important information on our website.

Q: Why was Gateway International's registration revoked?

A: Our registration was revoked because of our failure to file timely quarterly and annual reports. The principal reason that we were originally unable to meet our reporting requirements was a result of two acquisitions that were completed in 2003, Bechler Cams and Nelson Engineering, both of which have since been rescinded. One of the subsidiaries sued Gateway, resulting in costly litigation. After the legal action was settled, we began trying to address the accounting issues relating to those companies that became the primary hurdle for filing updated quarterly and annual reports to bring us back into compliance. We finally succeeded in making a late filing of the missing quarterly reports and annual reports, as well as the first quarter
2006 report. However, the SEC nevertheless revoked the registration of our common stock based on the failure to file these reports on a timely basis.

In closing, I would like to let all of our shareholders know that we are doing everything within our power to resolve this situation as quickly as possible. We are focused on our shareholders and doing everything that we can to return the Company to a publicly traded platform. I am naturally disappointed in the SEC's ruling, particularly given the Company's extraordinary and expensive efforts to resolve the accounting issues and return to reporting compliance The Company remains healthy and we will get through this with time. I look forward to the day when we can resurface as a fully reporting company. Additionally, I am hopeful that we will achieve this goal in an expeditious manner.


Sincerely,

Larry Consalvi
CEO
Gateway International Holdings, Inc.


"SAFE HARBOR"

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words "estimate," "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Source: Gateway International Holdings

Investor Contact:
First Capital Investors, Inc.
Trey Meehan
321-221-2910
GWYI@firstcapitalinvestors.com